EXHIBIT A
DIRECTORS AND EXECUTIVE OFFICERS OF TM HOLDINGS
     The following table sets forth the name and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted of each director and executive officer of TM Holdings. The business address of each such person is c/o Tokio Marine Holdings, Inc. at 1-2-1 Marunouchi, Chiyoda-ku Tokyo 100-0005 Japan.

DIRECTORS OF
TOKIO MARINE
HOLDINGS, INC.	PRESENT PRINCIPAL OCCUPATION	CITIZENSHIP

Kunio Ishihara	Chairman of the Board	Japan

Shuzo Sumi	Director	Japan

Toshiro Yagi	Director	Japan

Daisaku Honda	Director	Japan

Minoru Makihara	Director	Japan

Masamitsu Sakurai	Director	Japan

Haruo Shimada	Director	Japan

Tomockika Iwashita	Director	Japan

Hiroshi Miyajima	Director	Japan

Hiroshi Amemiya	Director	Japan

Shin-Ichiro Okada	Director	Japan

Hiroshi Endo	Director	Japan

Tsuyoshi Nagano	Director	Japan

Yasuo Yaoita	Standing Corporate Auditor	Japan

Tetsuo Kamioka	Standing Corporate Auditor	Japan

Shigemitsu Miki	Corporate Auditor	Japan

Hiroshi Fukuda	Corporate Auditor	Japan

Yuko Kawamoto	Corporate Auditor	Japan

A-1

EXECUTIVE OFFICERS
OF TOKIO MARINE
HOLDINGS, INC.	PRESENT PRINCIPAL OCCUPATION	CITIZENSHIP

Shuzo Sumi	President	Japan

Toshiro Yagi	Executive Vice President	Japan

Daisaku Honda	Senior Managing Director	Japan

Hiroshi Amemiya	Senior Managing Director	Japan

Shin-Ichiro Okada	Managing Director	Japan

Hiroshi Endo	Managing Director	Japan

A-2